FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Fourth Quarter 2020 Results

(January 13, 2021) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the fourth quarter of 2020 of $3,600,000, an $821,000, or 29.5% increase, from the $2,779,000 earned during the fourth quarter of 2019. Net income for the year ended December 31, 2020, was $12,299,000, a $904,000, or 7.9% increase, over the $11,395,000 earned for the year ended December 31, 2019. Basic and diluted earnings per share for the fourth quarter of 2020 were $0.65 compared to $0.49 for the same period in 2019. Year-to-date earnings per share were $2.20 in 2020 compared to $2.01 in 2019.

The increase in net income can be primarily attributed to an increase in gains on the sale of mortgages and lower interest expense, partially offset by a higher provision for loan losses. Gains on the sale of mortgages increased by $972,000, or 171.7%, for the three months ended December 31, 2020, and $3,914,000, or 202.2%, for the twelve months ended December 31, 2020, compared to the prior year’s periods. Mortgage production was higher in 2020 compared to 2019, resulting in higher gains driven by the very low interest rate environment, which caused a spike in refinancing activity. In addition, the low interest rate environment caused a decrease in interest expense. Interest expense on deposits decreased by $568,000, or 61.4%, for the three months ended December 31, 2020, and $1,412,000, or 39.8%, for the twelve months ended December 31, 2020, compared to the prior year’s periods. The Corporation recorded a provision for the allowance for loan losses of $375,000 in the fourth quarter of 2020, compared to a credit provision of $70,000 for the fourth quarter of 2019. For the year-to-date period ended December 31, 2020, provision expense was $2,950,000, an increase of $2,180,000, compared to the $770,000 recorded for the year ended December 31, 2019. The higher provision was primarily caused by a specific allocation for a commercial borrower with ongoing business concerns as well as increasing the qualitative factors across industry lines to various degrees as a result of potential forward credit concerns related to COVID-19. The allowance as a percentage of total loans was 1.50% as of December 31, 2020, and 1.25% as of December 31, 2019.

Total operating expenses increased by $516,000, or 5.7%, and $2,441,000, or 7.3%, for the three and twelve months ended December 31, 2020, compared to the same periods in 2019. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $28,000, or 0.5%, and $1,030,000, or 4.9%, for the three and twelve months ended December 31, 2020, compared to the same periods in 2019. Salary expense was up 7.6% for the quarter and 5.5% for the year-to-date period ended December 31, 2020. The year-to-date salary increase was held to a lower percentage increase as a result of a $795,000 increase in business loan salary deferral associated with the cost to book PPP loans. For both the quarter and year-to-date periods, salary expense was increased due to elevated commission expense paid out on mortgage volume. Both periods were also impacted by normal merit increases and additions to staff while the year-to-date period was also impacted by a performance bonus paid out in 2020, with no similar bonus paid in the prior year. Benefit costs decreased by $287,000, or 21.1%, for the three months ended December 31, 2020 due to net claim fund income on the bank’s health insurance premiums. For the year-to-date period, benefit costs increased by $171,000, or 3.1%, compared to the prior year. Other operating expenses were higher for both periods, driven primarily by increases in software-related expenses, other outside services, operating supplies, and an increase in the provision for off balance sheet credit losses.

ENB FINANCIAL CORP

The Corporation’s net interest income (NII) increased by 833,000, or 9.1%, and $1,630,000, or 4.5%, for the three and twelve months ended December 31, 2020, compared to the same periods in 2019. The increase in NII primarily resulted from an increase in interest and fees on loans of $464,000, or 5.5%, and $1,336,000, or 4.0%, for the three and twelve months ended December 31, 2020, compared to the same periods in 2019. In addition, interest expense on deposits and borrowings decreased by $604,000, or 45.2%, and $1,273,000, or 24.9%, for the three and twelve months ended December 31, 2020, compared to the same periods in the prior year. These favorable items were partially offset by a decrease in interest income on securities of $122,000, or 6.9%, and $572,000, or 7.8%, for the three and twelve months ended December 31, 2020, compared to the same periods in 2019.

Gains on the sale of securities for the three months ended December 31, 2020, were $308,000 compared to $219,000 for the three months ended December 31, 2019, an increase of $89,000, or 40.6%. For the year ended December 31, 2020, gains on securities transactions were $733,000, compared to $499,000 in 2019, representing an increase of $234,000, or 46.9%. With market rates declining during 2020, management was able to sell securities at higher gains compared to the prior year.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2020 were 1.05% and 11.40%, respectively, compared to 0.95% and 9.58% for the fourth quarter of 2019. For the year ended December 31, 2020, the Corporation’s annualized ROA was 0.96%, compared to 1.01% in 2019, while the ROE was 10.16%, compared to 10.36% in 2019.

As of December 31, 2020, the Corporation had total assets of $1.46 billion, up 24.8%; total stockholders’ equity of $130.2 million, up 11.6%; total deposits of $1.25 billion, up 28.6%; and total loans of $823.4 million, up 9.3%, from the balances as of December 31, 2019.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

ENB FINANCIAL CORP

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	December		%
Balance Sheet	2020	2019	Change

Securities	$483,533	$314,805	53.6%
Total loans	823,370	753,618	9.3%
Allowance for loan losses	12,327	9,447	30.5%
Total assets	1,462,313	1,171,750	24.8%
Deposits	1,252,811	974,088	28.6%
Total borrowings	74,391	78,072	-4.7%
Stockholders' equity	130,216	116,688	11.6%

	Three Months Ended		Twelve Months Ended
Income Statement	December 31,		December 31,
	2020	2019	2020	2019

Net interest income	$10,021	$9,188	$38,248	$36,618
Provision (credit) for loan losses	375	(70)	2,950	770
Noninterest income	4,151	3,057	15,360	11,306
Noninterest expense	9,522	9,006	36,074	33,633
Income before taxes	4,275	3,309	14,584	13,521
Provision for income taxes	675	530	2,285	2,126
Net Income	3,600	2,779	12,299	11,395

Per Share Data
Earnings per share	0.65	0.49	2.20	2.01
Dividends per share	0.16	0.16	0.64	0.62

Earnings Ratios
Returning on average assets (ROA)	1.05%	0.95%	0.96%	1.01%
Return on average stockholders equity (ROE)	11.40%	9.58%	10.16%	10.36%
Net Interest margin	3.18%	3.45%	3.24%	3.53%
Efficency ratio	67.5%	73.8%	67.2%	69.8%

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